FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces First Quarter 2014
Financial Results
2014 First Quarter Highlights

▪	Net revenue increased to $641.7 million; 11.4% over the prior year first quarter

▪	Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") were $23.8 million; $38.3 million after adjustments

▪	Diluted net earnings per share of $0.33; Adjusted EPS of $0.54

▪	Adjusted EBITDA increased 19.2% to $71.8 million

▪	Consistent with prior guidance, 2014 net revenue growth is projected to be between 11% and 12%, inclusive of Medicaid parity, but excluding other potential benefits from healthcare reform

KNOXVILLE, Tenn. - April 29, 2014 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today announced results for its first quarter of 2014.
"We are pleased with our financial performance for the first quarter of 2014 as we generated double digit revenue and earnings growth, while expanding our Adjusted EBITDA margin over the prior year," said TeamHealth Chief Executive Officer, Greg Roth.
“Similar to other healthcare providers, we saw the continuation of soft utilization trends further impacted by challenging weather conditions in several of our markets during the quarter. Despite the current operating environment, all three of our primary growth drivers contributed to an increase in net revenue of over 11% and we realized improvements in our operating margins. We continued to benefit from the

Medicaid parity program and we anticipate additional opportunities from the expansion of coverage that began this quarter, primarily from an improving payor mix and support for volume growth as the newly insured begin to access the healthcare system. While we realized some modest improvements in our payor mix in the quarter, we believe it will take additional time to fully discern the impact of healthcare reform on our 2014 financial results. As we look ahead into the remainder of 2014, we believe that we remain well positioned to achieve continued revenue and earnings growth in 2014. We are implementing our acquisition strategy, executing on new contract sales, driving improvements in same contract performance, and delivering strong operating cash flows. We continue to project full year 2014 annual net revenue growth of between 11% and 12%. Our first quarter performance exceeded our annual Adjusted EBITDA margin target of 10.5% as a result of the continued focus on revenue cycle performance, including Medicaid parity, and cost efficient operations. Over the remainder of the year, we will look to drive continued revenue growth and operating efficiencies that could provide some modest upside to our annual margin target. As we have gained additional insight into the Medicaid parity program, we now anticipate the 2014 revenue benefit will be in the range of $32 million and $34 million. Consistent with our previous commentary, except for Medicaid parity revenue, our current guidance does not include other benefits that we may see from healthcare reform in 2014." concluded Mr. Roth.
Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, "We are pleased with our start to 2014 and we look forward to delivering strong operating and financial performance for the remainder of the year. Moving forward, we continue to utilize our national infrastructure and strong physician leadership to drive operational improvements across our growing network of high quality affiliated providers, while making investments in patient safety, risk management, operational efficiency and customer satisfaction. Our priority is to deliver the highest quality of patient care and our proprietary information technology systems and infrastructure investments enable us to accomplish these goals."
2014 First Quarter Results
Net revenue increased 11.4% to $641.7 million from $575.9 million in the first quarter of 2013. Acquisitions contributed 7.2%, same contract revenue contributed 2.6% and net sales growth contributed 1.6%, of the increase in quarter-over-quarter growth in net revenue.
Same contract revenue increased $14.9 million, or 2.9%, to $526.6 million from $511.7 million in the first quarter of 2013. An increase of 9.1% in estimated collections on fee for service visits provided a 6.2% increase in same contract revenue growth between quarters while a 3.1% decrease in same contract volumes constrained growth by 2.2%. Contract and other revenue constrained same contract revenue growth between quarters by 1.1%. Acquisitions contributed $41.2 million of revenue growth, and net new contract revenue increased by $9.6 million between quarters. The benefit from Medicaid parity revenue recognized in the first quarter was $8.8 million, of which $8.1 million is same contract revenue. Medicaid parity contributed 1.5% to consolidated revenue growth and 1.6% to same contract revenue growth between quarters.
Reported net earnings for the quarter were $23.8 million, or $0.33 diluted net earnings per share, compared to net earnings of $18.2 million, or $0.26 diluted net earnings per share, in the first quarter of 2013. The financial results for the first quarter of 2014 included $10.1 million of contingent purchase and other acquisition compensation expense ($7.0 million after-tax) and non-cash amortization expense of $11.1 million ($7.5 million after tax). Excluding these items, net earnings for the first quarter of 2014 would have been $38.3 million and Adjusted EPS would have been $0.54 per share. The results in the first quarter of 2014 include a $1.8 million ($1.1 million after tax) net gain on the sale and disposal of assets, including the sale of certain assets related to our clinic operations. Financial results for the first quarter of 2013 included $10.3 million of contingent purchase and other acquisition compensation expense ($6.5 million after-tax), and non-cash amortization expense of $8.9 million ($5.9 million after-tax). Excluding these items, net earnings for the first quarter of 2013 would have been $30.5 million and Adjusted EPS would have been $0.44 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
Cash flow provided by operations for the quarter was $34.2 million compared to $33.3 million in the first quarter of 2013. There were $0.1 million of contingent purchase payments made in the first quarter of 2014 and no contingent purchase payments in 2013. Excluding the impact of these items, operating cash flow in 2014 reflected an increase of $0.9 million between quarters.
Adjusted EBITDA for the quarter increased 19.2% to $71.8 million from $60.2 million in the first quarter of 2013, and Adjusted EBITDA margin increased to 11.2% compared to 10.5% for the same quarter in 2013. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
As of March 31, 2014, the Company had cash and cash equivalents of approximately $56.6 million and $250.0 million of available borrowings under its revolving credit facility (without giving effect to $6.1 million of undrawn letters of credit). The Company's total outstanding debt was $497.5 million as of March 31, 2014.

Conference Call
As previously announced, TeamHealth will hold a conference call tomorrow, April 30, 2014, to discuss its first quarter 2014 results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13579991. The replay will be available until May 2, 2014.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 19 regional locations and multiple service lines, TeamHealth's more than 9,800 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to more than 860 civilian and military hospitals, clinics, and physician groups in 46 states.

Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of the Company about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company's “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.
Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share.” For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2013	March 31, 2014
	(Unaudited) (In thousands)
Assets
Current assets:
Cash and cash equivalents	$32,331	$56,603
Accounts receivable, less allowance for uncollectibles of $377,644 and $358,272 in 2013 and 2014, respectively	392,430	404,977
Prepaid expenses and other current assets	35,029	31,497
Receivables under insured programs	22,961	20,128
Total current assets	482,751	513,205
Investments of insurance subsidiary	84,081	88,638
Property and equipment, net	53,434	56,159
Other intangibles, net	173,178	164,268
Goodwill	428,311	428,750
Deferred income taxes	44,546	45,862
Receivables under insured programs	39,532	41,349
Other	55,577	52,211
	$1,361,410	$1,390,442
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$27,700	$27,396
Accrued compensation and physician payable	201,998	175,279
Other accrued liabilities	128,749	134,848
Income tax payable	3,014	15,053
Current maturities of long-term debt	17,969	19,688
Deferred income taxes	39,063	38,767
Total current liabilities	418,493	411,031
Long-term debt, less current maturities	483,594	477,812
Other non-current liabilities	190,842	201,996
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 70,016 and 70,148 shares issued and outstanding at December 31, 2013 and March 31, 2014, respectively)	700	701
Additional paid-in capital	642,633	649,023
Accumulated deficit	(376,593)	(352,748)
Accumulated other comprehensive earnings	447	1,049
Team Health Holdings, Inc. shareholders' equity	267,187	298,025
Noncontrolling interest	1,294	1,578
Total shareholders' equity including noncontrolling interest	268,481	299,603
	$1,361,410	$1,390,442

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Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended March 31,
	2013	2014
	(Unaudited) (In thousands, except per share data)
Net revenues before provision for uncollectibles	$1,006,349	$1,104,173
Provision for uncollectibles	430,404	462,523
Net revenue	575,945	641,650
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	452,769	501,280
Professional liability costs	18,656	20,295
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $10,258 and $10,144 in 2013 and 2014, respectively)	58,121	62,177
Other income	(1,281)	(2,161)
Depreciation	4,086	4,571
Amortization	8,873	11,126
Interest expense, net	3,799	3,408
Transaction costs	462	1,018
Earnings before income taxes	30,460	39,936
Provision for income taxes	12,254	16,018
Net earnings	18,206	23,918
Net earnings attributable to noncontrolling interest	52	73
Net earnings attributable to Team Health Holdings, Inc.	$18,154	$23,845

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.27	$0.34
Diluted	$0.26	$0.33
Weighted average shares outstanding
Basic	68,000	69,835
Diluted	70,015	71,430

Other comprehensive (loss) earnings, net of tax:
Net change in fair value of investments, net of tax of $(16) and $325 for 2013 and 2014, respectively	(30)	602
Comprehensive earnings	18,176	24,520
Comprehensive earnings attributable to noncontrolling interest	52	73
Comprehensive earnings attributable to Team Health Holdings, Inc.	$18,124	$24,447

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Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2013	2014
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$18,206	$23,918
Adjustments to reconcile net earnings:
Depreciation	4,086	4,571
Amortization	8,873	11,126
Amortization of deferred financing costs	255	253
Equity based compensation expense	1,538	2,974
Provision for uncollectibles	430,404	462,523
Deferred income taxes	(6,650)	(1,937)
Loss (gain) on disposal or sale of assets	79	(1,842)
Equity in joint venture income	(699)	(927)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(440,075)	(475,070)
Prepaids and other assets	7,395	7,357
Income tax accounts	12,137	12,039
Accounts payable	(4,577)	(59)
Accrued compensation and physician payable	(14,643)	(27,648)
Contingent purchase liabilities	8,888	8,724
Other accrued liabilities	(1,932)	2,192
Professional liability reserves	10,040	5,979
Net cash provided by operating activities	33,325	34,173
Investing Activities
Purchases of property and equipment	(3,370)	(5,919)
Sale of property and equipment	125	2,776
Cash paid for acquisitions, net	(12,000)	(2,454)
Purchases of investments by insurance subsidiary	(26,812)	(11,975)
Proceeds from investments by insurance subsidiary	19,727	8,344
Net cash used in investing activities	(22,330)	(9,228)
Financing Activities
Payments on notes payable	(4,063)	(4,063)
Proceeds from revolving credit facility	—	27,500
Payments on revolving credit facility	—	(27,500)
Stock issuance costs	(476)	—
Payments of financing costs	(1)	—
Proceeds from exercise of stock options	12,228	1,949
Tax benefit from exercise of stock options	5,215	1,441
Net cash provided by (used in) financing activities	12,903	(673)
Net increase in cash and cash equivalents	23,898	24,272
Cash and cash equivalents, beginning of period	41,240	32,331
Cash and cash equivalents, end of period	$65,138	$56,603
Supplemental cash flow information:
Interest paid	$3,827	$3,659
Taxes paid	$1,514	$4,437
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Team Health Holdings, Inc.
Adjusted EBITDA

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Three Months Ended March 31,
	2013	2014
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$18,154	$23,845
Interest expense, net	3,799	3,408
Provision for income taxes	12,254	16,018
Depreciation	4,086	4,571
Amortization	8,873	11,126
Other income(a)	(1,281)	(2,161)
Contingent purchase and other acquisition compensation expense(b)	10,258	10,144
Transaction costs(c)	462	1,018
Equity based compensation expense(d)	1,538	2,974
Insurance subsidiary interest income	422	500
Severance and other charges	1,661	348
Adjusted EBITDA	$60,226	$71,791

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

(b)	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

(c)	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity.

(d)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan.

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Team Health Holdings, Inc.
Adjusted Earnings Per Share
(in thousands, except per share data)

We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We define Adjusted EPS as diluted earnings per share excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase and other acquisition compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Three Months Ended March 31,
	2013		2014
Diluted weighted average shares outstanding	70,015		71,430
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$18,154	$0.26	$23,845	$0.33
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(3,766) and $(3,181) for 2013 and 2014, respectively	6,492	0.09	6,963	0.10
Amortization expense, net of tax of $(3,001) and $(3,588) for 2013 and 2014, respectively	5,872	0.08	7,538	0.11
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$30,518	$0.44	$38,346	$0.54

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Team Health Holdings, Inc.
Revenue Analysis
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended March 31,
	2013	2014
	(in thousands)
Same contracts:
Fee for service revenue	$361,337	$382,048
Contract and other revenue	150,384	144,562
Total same contracts	511,721	526,610
New contracts, net of terminations:
Fee for service revenue	41,672	46,015
Contract and other revenue	16,550	21,807
Total new contracts, net of terminations	58,222	67,822
Acquired contracts:
Fee for service revenue	5,922	39,283
Contract and other revenue	80	7,935
Total acquired contracts	6,002	47,218
Consolidated:
Fee for service revenue	408,931	467,346
Contract and other revenue	167,014	174,304
Total net revenue	$575,945	$641,650
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended March 31,
	2013	2014
	(in thousands)
Fee for service visits and procedures:
Same contract	2,348	2,276
New and acquired contracts, net of terminations	322	521
Total fee for service visits and procedures	2,670	2,797

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